Exhibit 99.1

Investor Contact:

John Mills

Senior Managing Director

ICR

310.954.1105

Limoneira Company Announces Third Quarter and Nine Months Fiscal Year 2013 Financial Results

- Third Quarter of Fiscal Year 2013 Revenue Increased 21% Versus Third Quarter of Last Year -

- Third Quarter Fiscal Year 2013 Operating Income and EBITDA Increased 29% -

- EPS for the Third Quarter of Fiscal Year 2013 were $0.49 Versus $0.45 in the Third Quarter Last Year on 13.3

million and 11.2 million shares of outstanding stock, respectively -

Santa Paula, CA., September 9, 2013 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the third quarter ended July 31, 2013.

Fiscal Year 2013 Third Quarter Results

For the third quarter of fiscal year 2013, revenue was $29.9 million, compared to revenue of $24.7 million in the third quarter of the previous fiscal year. Agribusiness revenue increased 21% to $28.6 million, compared to $23.7 million in the third quarter last year. Rental operations revenue was $1.1 million in the third quarter of fiscal year 2013, compared to $1.0 million in the third quarter last year. Real estate development revenue was $239,000, compared to $74,000 in the third quarter last year.

Agribusiness revenue for the third quarter of fiscal year 2013 includes $19.1 million in lemon sales, compared to $15.5 million of lemon sales during the same period of fiscal year 2012, reflecting a larger number of cartons of fresh lemons sold, as well as higher average price per carton. Sales of lemon by-products were similar compared to the same period last year. Avocado revenue increased to $7.7 million, compared to $5.5 million during the same period of the previous fiscal year, reflecting increased volume, partially offset by lower average price per pound. The Company recognized $1.5 million of orange revenue in the third quarter of fiscal year 2013 compared to $2.1 million of orange revenue in the same period of fiscal year 2012. The decrease reflects lower volume as well as lower prices as a result of smaller fruit sizes due to lower annual rainfall in fiscal year 2013 compared to fiscal year 2012. Specialty citrus and other crop revenues were $296,000 in the third quarter of fiscal year 2013, compared to $617,000 in the third quarter of fiscal year 2012, reflecting lower prices and lower volumes of fruit sold.

Costs and expenses for the third quarter of fiscal year 2013 were $20.0 million, compared to $17.0 million in the third quarter of last fiscal year. The year-over-year increase in operating expenses primarily reflects increased agribusiness costs associated with the higher fruit production and sales for this segment. Packing costs increased, mainly attributable to a higher volume of fresh lemons packed and sold compared to the same period of fiscal year 2012. Third-party grower costs increased in the third quarter of fiscal year 2013 compared to the same quarter of last year due to an increase in the cost of lemons procured from third party growers.

Operating income for the third quarter of fiscal year 2013 was $10.0 million, compared to $7.7 million in the third quarter of the previous fiscal year. The increase in operating income primarily reflects the Company’s higher agribusiness revenue as well as the Company’s ability to leverage its operating expenses across higher sales volume.

EBITDA was $10.6 million in the third quarter of fiscal year 2013, compared to $8.2 million in the same period of fiscal year 2012. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

In the third quarter of fiscal year 2013, the Company did not incur any interest expense due to repayments of long-term debt made with the proceeds from the Company’s February 2013 public offering of common stock. All interest incurred during the third quarter of fiscal year 2013 was capitalized on non-bearing orchards, real estate development projects and significant construction in progress. In the third quarter of fiscal year 2012, the Company’s interest expense was $148,000. Non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $269,000 in the third quarter of fiscal year 2013, compared to $172,000 in the same period of the prior year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2013 was $6.5 million, compared to net income applicable to common stock, after preferred dividends, in the third quarter of fiscal year 2012 of $5.0 million. Earnings per diluted share for the third quarter of fiscal year 2013 were $0.49 on approximately 13.3 million weighted average diluted common shares outstanding, compared to $0.45 on approximately 11.2 million weighted average diluted common shares outstanding in the same period of the prior year. The year-over-year increase in shares outstanding is due to the Company’s February 2013 public offering of common stock.

Fiscal Year 2013 First Nine Months Results

For the nine months ended July 31, 2013, revenue was $70.6 million, compared to $51.0 million in the same period last year. Operating income for the first nine months of fiscal year 2013 was $7.0 million, compared to an operating income of $4.1 million in the same period last year. EBITDA for the first nine months of fiscal year 2013 was $10.5 million, compared to $5.9 million in the same period last year. The first nine months of fiscal year 2013 EBITDA includes a $3.1 million gain associated with the sale of Calavo Growers, Inc. (“Calavo Growers”) (NASDAQ: CVGW) common stock and a $1.8 million equity loss on the Company’s investment in HM East Ridge, LLC. Net income applicable to common stock, after preferred dividends, for the first nine months of fiscal year 2013 was $5.8 million, compared to $2.8 million, in the same period last year. Earnings per diluted share for the first nine months of fiscal year 2013 was $0.46 on approximately 12.5 million weighted average diluted common shares outstanding, compared to earnings per diluted share of $0.25 on approximately 11.2 million weighted average diluted common shares outstanding in the same period last year. The year-over-year increase in shares outstanding is due to the Company’s February 2013 public offering of common stock.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report strong third quarter results. We generated solid revenue growth, EBITDA, and net income due to our expanding agribusiness and higher year-over-year sales for lemons and avocados. Over the past few months, we have made progress with our long-term goal of expanding our agribusiness through strategic acquisitions and partnerships. Earlier today we announced the acquisition of Associated Citrus Packers in Yuma, Arizona, which adds approximately 950 acres of productive lemon orchards and is anticipated to be accretive to our agribusiness’s operating profit in the fourth quarter of this fiscal year and first quarter of fiscal year 2014. We continue to see a strong pipeline of potential acquisition properties and look forward to strategically increasing quality citrus acreage.”

Mr. Edwards continued, “We also are excited to expand our rental business with the additional agricultural workforce housing units in Ventura County that we anticipate completing and renting during fiscal year 2014. Our rental business represents a steady and predictable revenue stream for Limoneira and underscores our commitment to providing agricultural workforce housing to our employees and other agricultural workers in our community.”

Mr. Edwards continued, “Following the annexations of East Areas 1 and 2 into the City of Santa Paula earlier this year, we remain focused on our real estate development efforts. We have had various discussions with developers and homebuilders and continue to evaluate our alternatives to move the project forward. We believe we are on track to break ground next year, which should position the project to begin home sales in 2015. We estimate the up to 1,500 units planned to be built on East Area 1 represent approximately 25% of all single family homes, townhomes and condominiums that are currently in construction, planned or approved in Ventura County. As the development progresses, we look forward to additional cash flow generated by the project.”

Balance Sheet and Liquidity

The Company continued to improve its balance sheet in the third quarter of fiscal year 2013. Long-term debt decreased by $11.7 million to $47.4 million compared to the second quarter of fiscal year 2013, and by $41.5 million as compared to the end of fiscal year 2012. The Company used the net proceeds from its February 2013 public offering to reduce its debt.

The previously announced sale of 165,000 shares of Calavo Growers stock in April 2013 and the sale of the HM East Ridge, LLC property in June 2013 generated net cash of $4.8 million and $5.7 million, respectively, which was used to further reduce long term debt.

Real Estate Development

During the third quarter of fiscal year 2013, the Company executed its on-going real estate development strategy by capitalizing development costs of $2.1 million. In the same period of the prior year, the Company capitalized development costs of $1.4 million.

Recent Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In the third quarter of fiscal year 2013, lemon sales were comprised of approximately 74% to U.S. and Canada-based customers, 25% to domestic exporters and 1% to international customers.

Alex Teague, Senior Vice President stated, “We continue to benefit from our direct lemon marketing and sales strategy. We now have approximately 140 lemon customers, underscoring the success of our sales team. In the third quarter of fiscal 2013, we sold approximately 140,000 more fresh lemon cartons than in the same period last fiscal year, and we are looking forward to continued growth throughout the year as we benefit from the additional agricultural acreage we acquired and leased in fiscal year 2012. In addition, our lemon business will be strengthened by our acquisition of Associated Citrus Packers in Yuma, Arizona, which will enhance our ability to provide lemons to our customers on a year round basis.”

In June 2013, the Company announced that it plans to build 71 agriculture workforce housing units in Santa Paula, California, that will be available for rent to local agriculture workers and Limoneira employees. The Company estimates that the total cost of the development will be approximately $8.5 million and will be completed and available for rent during fiscal year 2014. When fully occupied, annual rental revenue from the additional housing units is anticipated to be approximately $850,000 to $900,000.

In July 2013, the Company announced that it entered into a long-term lease agreement with Cadiz Inc. (NASDAQ: CDZI) to develop lemon orchards on Cadiz’s agricultural property in eastern San Bernardino County, California (the “Cadiz Ranch”). Under the terms of the Agreement, Limoneira has secured the right to plant up to 1,280 acres of lemons over the next five years at the Cadiz Ranch operations in the Cadiz Valley. The arrangement provides a new growing, packing, and marketing opportunity that is complementary to Limoneira’s existing production.

The Company recently completed the acquisition of Associated Citrus Packers, Inc. (“ACP”), which consists of 1,300 acres of agricultural property in Yuma, Arizona, comprised of approximately 950 acres of productive lemon orchards, approximately 350 acres of other crops and facilities and access to the Colorado River for crop irrigation. The purchase price was $17.0 million in stock and cash plus the repayment of approximately $1.6 million of ACP debt. ACP will be a wholly owned subsidiary of Limoneira. During the 2012 / 2013 growing season, Limoneira procured, packed and sold ACP’s lemons and the lemons of certain other Yuma area lemon growers. The acquisition of ACP is expected to generate additional agribusiness operating profit for Limoneira during the fourth quarter of fiscal year 2013 and first quarter of fiscal year 2014 versus last year due to higher profit margins on lemons grown on Limoneira orchards compared to lemons that are procured from third party growers.

Fiscal 2013 Outlook

The Company is updating its previously announced outlook for fiscal year 2013. For the fiscal year ending October 31, 2013, the Company continues to expect sales of between 3.0 million to 3.2 million cartons of lemons, representing approximately 25% increase over fiscal year 2012. As the peak of the avocado harvest was processed during the third quarter of fiscal year 2013, the Company found that the fruit did not size as large as was anticipated earlier in the year. Accordingly, the production and sales forecast for avocados is being reduced to approximately 15 million pounds from the 17 million to 19 million pounds previously estimated. However, avocado pricing through the nine months ended July 31, 2013 was $.75 per pound, which is higher than what was expected earlier in the year, therefore the avocado operating income forecast for the year is not reduced. Lemon and avocado prices are expected to be lower in fiscal year 2013 than 2012 due to higher industry production.

The Company began fiscal year 2013 with approximately 800 additional revenue generating agricultural acres, representing a 12% increase compared to the beginning of fiscal year 2012. The acquisition of ACP increases the Company’s total acreage of owned and leased land to approximately 9,500 acres including almost 7,000 acres of productive agriculture.

Conference Call Information

The Company will host a conference call and audio webcast on September 9, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (877) 681-3377, and international participants should dial (719) 325-4772.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.limoneira.com. Visitors to the website should select the “Investor” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through September 23, 2013, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 9518267.

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 9,500 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA is summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2013	2012	2013	2012

Net income	$6,607,000	$5,081,000	$5,990,000	$3,009,000
Total interest income, net	(288,000)	(50,000)	(652,000)	(211,000)
Income taxes	3,772,000	2,696,000	3,544,000	1,501,000
Depreciation and amortization	551,000	505,000	1,638,000	1,571,000
EBITDA	$10,642,000	$8,232,000	$10,520,000	$5,870,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2013	October 31, 2012
Assets
Current assets:
Cash	$157,000	$11,000
Accounts receivable, net	9,962,000	4,252,000
Notes receivable – related parties	6,000	42,000
Cultural costs	1,485,000	2,254,000
Prepaid expenses and other current assets	1,905,000	2,116,000
Income taxes receivable	-	712,000
Total current assets	13,515,000	9,387,000

Property, plant and equipment, net	55,813,000	53,380,000
Real estate development	82,571,000	77,772,000
Equity in investments	1,593,000	8,947,000
Investment in Calavo Growers, Inc.	13,580,000	15,701,000
Notes receivable – related parties	16,000	16,000
Notes receivable	2,004,000	2,296,000
Other assets	5,673,000	5,123,000
Total assets	$174,765,000	$172,622,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,811,000	$3,670,000
Growers payable	2,695,000	2,085,000
Accrued liabilities	6,463,000	4,017,000
Fair value of derivative instrument	-	1,072,000
Current portion of long-term debt	558,000	760,000
Total current liabilities	14,527,000	11,604,000
Long-term liabilities:
Long-term debt, less current portion	47,404,000	88,875,000
Deferred income taxes	11,452,000	10,488,000
Other long-term liabilities	7,014,000	8,953,000
Total long-term liabilities	65,870,000	108,316,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at July 31, 2013 and October 31, 2012) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: 0 issued or outstanding at July 31, 2013 and October 31, 2012)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized:
13,310,790 and 11,203,180 shares issued and outstanding at July 31, 2013 and October 31, 2012, respectively)	133,000	112,000
Additional paid-in capital	72,130,000	35,714,000
Retained earnings	20,773,000	16,398,000
Accumulated other comprehensive loss	(1,668,000)	(2,522,000)
Total stockholders’ equity	94,368,000	52,702,000
Total liabilities and stockholders’ equity	$174,765,000	$172,622,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2013	2012	2013	2012
Revenues:
Agribusiness	$28,626,000	$23,664,000	$67,114,000	$47,912,000
Rental operations	1,064,000	962,000	3,155,000	2,959,000
Real estate development	239,000	74,000	328,000	162,000
Total revenues	29,929,000	24,700,000	70,597,000	51,033,000
Costs and expenses:
Agribusiness	15,932,000	13,554,000	51,781,000	36,624,000
Rental operations	638,000	649,000	1,895,000	1,747,000
Real estate development	444,000	266,000	913,000	755,000
Selling, general and administrative	2,958,000	2,525,000	8,997,000	7,809,000
Total costs and expenses	19,972,000	16,994,000	63,586,000	46,935,000
Operating income	9,957,000	7,706,000	7,011,000	4,098,000
Other income (expense):
Interest expense	-	(148,000)	(124,000)	(394,000)
Interest income from derivative instrument	269,000	172,000	711,000	527,000
Gain on sale of stock in Calavo Growers, Inc.	-	-	3,138,000	-
Interest income	19,000	26,000	65,000	78,000
Other income, net	1,000	6,000	389,000	214,000
Total other income	289,000	56,000	4,179,000	425,000
Income before income tax provision and equity in earnings (losses) of investments	10,246,000	7,762,000	11,190,000	4,523,000
Income tax provision	(3,772,000)	(2,696,000)	(3,544,000)	(1,501,000)
Equity in earnings (losses) of investments	133,000	15,000	(1,656,000)	(13,000)
Net income	6,607,000	5,081,000	5,990,000	3,009,000
Preferred dividends	(66,000)	(66,000)	(197,000)	(197,000)
Net income applicable to common stock	$6,541,000	$5,015,000	$5,793,000	$2,812,000

Basic net income per common share	$0.49	$0.45	$0.46	$0.25

Diluted net income per common share	$0.49	$0.45	$0.46	$0.25

Dividends per common share	$0.04	$0.03	$0.12	$0.09

Weighted-average common shares outstanding-basic	13,308,000	11,198,000	12,473,000	11,201,000
Weighted-average common shares outstanding-diluted	13,308,000	11,198,000	12,473,000	11,201,000